UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 26, 2006

LASALLE HOTEL PROPERTIES

(Exact name of registrant as specified in its charter)

Maryland	1-14045	36-4219376
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

(Address of principal executive offices)

Registrant’s telephone number, including area code: (301) 941-1500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 Under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

LaSalle Hotel Properties signed an agreement to acquire the Westin Michigan Avenue in Chicago, Illinois for $215.0 million. The property is a full-service hotel with 751 guest rooms and is located in Chicago’s Magnificent Mile neighborhood.

The transaction is subject to customary closing conditions and requirements. The company has not completed its diligence review and can make no assurance that the transaction will close. Assuming the company’s due diligence review is completed without issue, the closing would be expected to occur during the first quarter of 2006. Following the closing, the property would continue to be managed by Starwood Hotels & Resorts Worldwide, Inc.

A copy of the purchase agreement is filed as Exhibit 10.1 to this report.

ITEM 7.01. REGULATION FD DISCLOSURE.

On January 30, 2006, LaSalle Hotel Properties issued a press release announcing it had closed on the acquisition of the Le Parc Suite Hotel in West Hollywood, California. A copy of such press release is furnished as Exhibit 99.1 to this report.

On January 30, 2006, the company issued a press release announcing it had signed an agreement to acquire the Westin Michigan Avenue in Chicago. A copy of such press release is furnished as Exhibit 99.2 to this report.

ITEM 8.01 OTHER EVENTS.

LaSalle Hotel Properties closed on its previously announced pending acquisition of the Le Parc Suite Hotel in West Hollywood, California for $47.0 million, including the company’s assumption of a $15.7 million loan secured by the hotel with a fixed annual interest rate of 7.78%. The Le Parc Suite Hotel will continue to be managed by Outrigger Lodging Services, which manages the Company’s Le Montrose Suite Hotel and the Grafton on Sunset, each also located in West Hollywood.

On December 8, 2005, the company closed on its previously announced acquisition of the Best Western University Tower Hotel in Seattle, Washington, for $26.4 million, including the company’s assumption of a $10.8 million loan secured by the hotel with a fixed annual interest rate of 6.28%. In conjunction with the acquisition, the Best Western flag was removed and the hotel is now operated as an upscale independent hotel.

On December 15, 2005, the company closed on its previously announced acquisition of the leasehold interest in the Hilton San Diego Resort in San Diego, California for $90.3 million. The hotel is now managed by an independent hotel operator under a Hilton franchise agreement. During the fourth quarter of 2006, the property will begin a $10.5 million renovation program. The program includes guestrooms, corridors, meeting space, certain public areas and routine maintenance items.

On December 16, 2005, LaSalle Hotel Properties closed on its previously announced acquisition of the Holiday Inn Downtown in Washington, DC for $44.6 million. The company anticipates investing over $21 million in a renovation and repositioning similar to those performed on the company’s DC Urban Collection purchased in March 2001. After completion of the renovation and repositioning in early 2007, the hotel will be operated as a luxury, independent hotel. The Holiday Inn affiliation was ended in conjunction with the acquisition.

LaSalle Hotel Properties currently owns interests in 27 hotels with a total of approximately 8,500 guest rooms in 15 markets in 11 states and the District of Columbia.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit No.	Description

10.1	Purchase and Sale Agreement, dated January 26, 2006.

99.1	Press release, dated January 30, 2006, issued by LaSalle Hotel Properties, regarding acquisition of the Le Parc Suite Hotel in West Hollywood, California.

99.2	Press release, dated January 30, 2006, issued by LaSalle Hotel Properties, regarding the potential acquisition of the Westin Michigan Avenue in Chicago, Illinois.

The information contained in the press releases attached as Exhibits 99.1 and 99.2 to this report shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information contained in the press releases attached as Exhibits 99.1 and 99.2 to this report shall not be deemed to be incorporated by reference in the filings of the registrant under the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LASALLE HOTEL PROPERTIES

Dated: January 30, 2006	BY:	/s/ HANS S. WEGER
Hans S. Weger
Executive Vice President, Treasurer and
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Purchase and Sale Agreement, dated January 26, 2006.

99.1	Press release, dated January 30, 2006, issued by LaSalle Hotel Properties, regarding acquisition of the Le Parc Suite Hotel in West Hollywood, California.

99.2	Press release, dated January 30, 2006, issued by LaSalle Hotel Properties, regarding the potential acquisition of the Westin Michigan Avenue in Chicago, Illinois.